  EXHIBIT 10.2

PROMISSORY NOTE

$500,000.00	Dallas, Texas
October 24, 2018

THIS PROMISSORY NOTE (“Note”) is made and effective as of the date hereof, by AMAZING ENERGY OIL & GAS, CO., a Nevada corporation (“Payor”), in favor of BORIES CAPITAL, a Louisiana limited liability company, (the “Payee”).

FOR VALUE RECEIVED, Payor promises to pay to Payee, or order, the sum of FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($500,000.00), together with interest thereon, all as hereinafter provided.

1.             Interest. All sums from time to time owing hereon shall bear interest from the date hereof at the rate of HANCOCK WHITNEY PRIME + two percent (2%) per annum, compounding annually, which said rate of interest shall be calculated on a monthly basis.

2.              Installment Payments. Payor shall make monthly payments of interest only, in such amounts as shall be billed to Payor by Payee. By the tenth (10th) day of each month, Payee shall deliver to Payor a written statement setting forth the interest amount due for that month, a calculation of said interest payment and written evidence of the rate of interest imposed pursuant to Section 1 above. All monthly payments of principal and interest shall be due by the last day of each month, with the first such payment due and payable by November 30, 2018.

3.             Due Date. The entire remaining principal balance of this Note together with any and all accrued but unpaid interest thereon shall be due and payable in full on or before October 24, 2020 (“Maturity Date”).

4.             Default Interest. After maturity, or failure to make any payment, any unpaid principal shall accrue interest at the rate of twelve percent (12%) per annum, or the maximum allowed by law, whichever is less, during such period of Payor's default under this Note.

5.            Allocation of Payments. Each payment shall be credited first to any late charge or other fees and costs then due, second to interest, and the remainder to principal.

6.             Prepayment. All or any part of the principal may be prepaid, together with interest accrued thereon, at any time without premium or penalty.

7.             Currency. All principal and interest payments shall be made in lawful money of the United States.

8.            Late Charge. If Payee receives any installment payment more than fifteen (15) days after its due date, then a late payment charge of five percent (5%) of the delinquent amount will be added to the scheduled payment.

9.             Security. This Note is unsecured.

10.           Acceleration. If Payor fails to make any payment owed under this Note, or if Payor defaults under the Loan Agreement of even date herewith between Payor and Payee and such default is not cured with thirty (30) days after written notice of such default, then Payee may, at its option, declare all outstanding sums owed on this Note to be immediately due and payable, in addition to any other rights or remedies that Payee may have under the Loan Agreement.

11.           Attorneys' Fees and Costs. Payor shall pay all costs incurred by Payee in collecting sums due under this Note after a default, including reasonable attorneys' fees, whether or not suit is brought. If Payor or Payee sues to enforce this Note or to obtain a declaration of its rights hereunder, the prevailing party in any such proceeding shall be entitled to recover its reasonable attorneys' fees and costs incurred in the proceeding (including those incurred in any bankruptcy proceeding or appeal) from the non-prevailing party.

12.           Notices. All notices required or permitted to be given hereunder to Payor or Payee shall be given in the manner as provided in the Loan Agreement and to the place as provided herein.

13.           Waiver of Presentments. Payor waives presentment for payment, notice of dishonor, protest and notice of protest.

14.           Non-waiver. No failure or delay by Payee in exercising Payee's rights under this Note shall be a wavier of such rights.

15.           Negotiable Instrument; No Partnership. Payor agrees that this Note is a negotiable instrument. Payor acknowledges that Payee will not be construed for any purpose to be a partner, joint venturer, agent or associate of Payor or of any lessee, operator, concessionaire or licensee of Payor in the conduct of its business. By execution of this Note, Payor agrees to indemnify, defend and hold Payee harmless from and against any and all damages, costs, expenses and liability that may be incurred by Payee as a result of a claim that Payee is such a partner, joint venturer, agent or associate.

16.           Severability. If for any reason any provision of this Note is determined by a tribunal of competent jurisdiction to be legally invalid or unenforceable, the validity of the remainder of the Note will not be affected and such provision will be deemed modified to the minimum extent necessary to make such provision consistent with applicable law and, in its modified form, such provision will then be enforceable and enforced.

17.           Integration. There are no verbal or other agreements which modify or affect the terms of this Note. This Note may not be modified of amended except by written agreement signed by Payor and Payee.

18.           Conflicting Terms. In the event of any conflict between the terms of this Note and the terms of the Loan Agreement, the terms of this Note shall prevail.

19.           Execution. The Payor executes this Note as a principal and not as a surety. If there is more than one Payor, each Payor shall be jointly and severally liable under this Note.

20.           Commercial Property. Payor represents and warrants to Payee that the sum represented by this Note is being used for business, investment or commercial purposes, and not for personal, family or household purposes.

21.           Counting of Days; Time of Essence. Except where otherwise specifically provided, any reference in this Note to a period of “days” means calendar days, not business days. Time is of the essence with respect to all provisions of this Note.

22.            Governing Law; Jurisdiction. Any action brought to enforce or interpret this Note, at the option of the Payee, may be brought in Collin, County, Texas. This Note shall be construed in accordance with the laws of the State of Texas.

The undersigned has duly executed this Note effective as of the date and year first written above.

AMAZING ENERGY OIL & GAS, CO., a Nevada corporation,

By	/s/ Willard McAndrew III
Willard McAndrew III, CEO